Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

April 9, 2021

Boards of Trustees
Delaware Group Adviser Funds
Delaware Group Income Funds
100 Independence, 610 Market Street
Philadelphia, Pennsylvania 19106

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Adviser Funds and Delaware Group Income Funds (each a “Trust” and collectively, the “Trusts”), each a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), the respective series of each Trust identified on Exhibit A hereto (each an “Acquiring Fund”) will assume the assets and liabilities of a corresponding series of Delaware Group Equity Funds IV, also identified on Exhibit A hereto (each a “Target Fund”) in exchange for shares of the corresponding Acquiring Fund, as set forth on Exhibit A (each, a “Reorganization” and collectively, the “Reorganizations”). The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganizations.

We have reviewed the Agreement and Declaration of Trust (“Trust Agreement”), as amended, and the Amended and Restated By-Laws (“By-Laws”) of each Trust, in each case as amended to the date hereof, resolutions adopted by each Trust in connection with the Reorganizations, the form of Agreement, which has been approved by the Trusts’ Boards of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.
The shares of each Acquiring Fund will be issued in accordance with the Trust Agreement and By-Laws of its Trust, each as amended to date, the Agreement, and resolutions of such Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.

2.   The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Target Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the applicable Trust.

Both the Delaware Statutory Trust Act, as amended, and each Trust Agreement provide that shareholders of such Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  Each Trust Agreement also provides for indemnification out of assets belonging to the applicable Acquiring Fund (or allocable to the applicable Class, as defined in such Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which an Acquiring Fund or the applicable Class of such Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP

Exhibit A

TARGET FUND (AND TARGET SHARE CLASSES) AND TARGET ENTITY	ACQUIRING FUND (AND SHARE CLASSES) AND ACQUIRING ENTITY
Macquarie Core Plus Bond Portfolio, a series of Delaware Pooled Trust	Delaware Diversified Income Fund, a series of Delaware Group Adviser Funds
Portfolio Shares	Class R6
Macquarie High Yield Bond Portfolio, a series of Delaware Pooled Trust	Delaware High-Yield Opportunities Fund, a series of Delaware Group Income Funds
Portfolio Shares	Class R6